Exhibit 99.1

Ultralife Corporation Adds Janie Goddard to its Board of Directors

NEWARK, N.Y. February 22, 2023 – Ultralife Corporation (NASDAQ: ULBI) announced today the addition of Janie Goddard as Director of the Company.

Chairman Bradford Whitmore said, “We are pleased to welcome Janie to our Board of Directors and look forward to leveraging her extensive business career. Janie is an experienced, results-driven executive who brings a strong track record of P&L leadership within global companies and a background in commercial execution, strategic marketing, and product development. Her depth and breadth of experience in global medical device and industrial markets will add significant perspective in the support of Ultralife’s growth strategy.”

Most recently, Ms. Goddard has served as a Divisional Chief Executive for the Environmental & Analysis Sector at Halma plc. Before joining Halma, Ms. Goddard served as Divisional President of the Detection & Analysis Business Unit at Novanta, where she led a portfolio of solutions for medical device OEMs. Prior to Novanta, Ms. Goddard served in leadership roles at Welch Allyn (acquired by Hill-Rom), Covidien (acquired by Medtronic), and Johnson & Johnson. Ms. Goddard also serves on the board of directors of Methode Electronics, Inc., a public company (NYSE: MEI) that develops and manufactures custom solutions for the transportation (including electric vehicles), industrial and medical markets. She received a B.S. in Business Administration from Washington University in St. Louis and an M.B.A. from Harvard Business School.

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include: Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit http://www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com